Exhibit 10.2

EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT, dated as of December 22, 2023 (this “Agreement”), by and among Berenson SPAC Holdings I, LLC, a Delaware limited liability company (“Sponsor”), Berenson Acquisition Corp. I, a Delaware corporation (“BAC”), Custom Health, Inc., a Delaware corporation (the “Company”).

WHEREAS, BAC, Continental Merger Sub Inc., a Delaware corporation and wholly-owned direct subsidiary of BAC (“Merger Sub”), and the Company propose to enter into, simultaneously herewith, a business combination agreement (as amended, modified, supplemented or waived from time-to-time in accordance with its terms, the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of BAC; and

WHEREAS, as of the date hereof, Sponsor owns of record shares of BAC Class A and Class B Common Stock (all such shares of BAC Class A and Class B Common Stock and any other shares of BAC Common Stock of which ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 8, Sponsor agrees that, at any duly called annual or special meeting of the stockholders of BAC, including the BAC Stockholders’ Meeting (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of BAC requested by the BAC Board or the Company or undertaken as contemplated by the Transactions, Sponsor shall, if a meeting is held, appear at such meeting, in person or by proxy, or otherwise cause all of its Shares entitled to vote at such meeting to be counted as present thereat for purposes of establishing a quorum, and Sponsor shall vote or cause to be voted, in person or by proxy, at such meeting, or duly and promptly execute and deliver or cause to be executed and delivered an action by written consent with respect to, all of its Shares then entitled to vote at such meeting or by written consent, (a) in favor of the approval and adoption of the BCA, the Transactions (including the Merger) and any other proposal submitted for approval by the stockholders of BAC in connection with any of the Transactions, and (b) against (i) any Business Combination Proposal other than the Transactions or any proposal in opposition to adoption and approval of the BCA or in competition or inconsistent with the BCA, (ii) any amendment of the BAC Certificate of Incorporation, except to the extent contemplated by the BCA or expressly agreed to by the Company and BAC, (iii) any liquidation, dissolution or other change in BAC’s corporate structure or business, and (iv) any other action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of BAC under the BCA, or that would reasonably be expected to impede, interfere with, or delay the consummation of any of the Transactions, increase the likelihood of the failure of the consummation of any of the Transactions or result in the failure of any of the Transactions from being consummated. Sponsor acknowledges receipt and review of a copy of the BCA.

2. No Transfer of Shares. During the Interim Period, subject to the earlier termination of this Agreement in accordance with Section 8, Sponsor agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of Law), gift, convey, create any Lien, pledge, hypothecate, dispose of or otherwise encumber any of the Shares or BAC Private Placement Warrants or BAC Warrants held by Sponsor, or grant any security interest in, or otherwise agree to do any of the foregoing, (b) grant or agree to grant any proxy, power of attorney or other right to vote any of the Shares, deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law), or other disposition of any Shares, BAC Private Placement Warrants or BAC Warrants; provided that the foregoing shall not prohibit the transfer of the Shares by Sponsor to an affiliate thereof, but only if such affiliate shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

3. Waiver of Rights.

(a) Sponsor agrees not to (i) demand that BAC redeem the Shares in connection with Transactions, or (ii) otherwise participate in any such redemption by tendering or submitting any of the Shares for redemption.

(b) Sponsor agrees to waive the provisions of Section 4.3(b)(ii) set forth in the BAC Certificate of Incorporation relating to the adjustment of the Initial Conversion Ratio (as defined in the BAC Certificate of Incorporation) in connection with the Transactions.

(c) This Section 3 shall be void and of no force and effect if the BCA shall be terminated or the Closing shall not occur for any reason.

4. Founder Earn-out.

(a) Sponsor agrees that 1,719,375 of the shares of New BAC Common Stock held by Sponsor and the BAC Anchor Investors (as defined below) (the “Founder Earn-Out Shares”) shall, concurrently with, and subject to and conditioned upon, the Closing, be subject to forfeiture and cancellation as provided in this Section 4, and the certificate or certificates or book entry representing the Founder Earn-Out Shares shall have the Legend (as defined below) affixed thereto or entered therein.

(b) The certificate or certificates or book entry or other books and records of BAC evidencing the Founder Earn-Out Shares shall be stamped, imprinted or otherwise marked with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND SUBJECT TO FORFEITURE AS SET FORTH IN THE SPONSOR SUPPORT AGREEMENT, DATED AS OF DECEMBER 22, 2023, BY AND AMONG BERENSON SPAC HOLDINGS I, LLC, A DELAWARE LIMITED LIABILITY COMPANY, BERENSON ACQUISITION CORP. I, A DELAWARE CORPORATION. AND CUSTOM HEALTH, INC., A DELAWARE CORPORATION.”

(c) Following the Closing, the Founder Earn-Out Shares shall be subject to forfeiture and cancellation pursuant to this Section 4. If, at any time during the period following the Closing and expiring on the tenth (10th) anniversary of the Closing Date (the “Earn-Out Period”), the VWAP of the shares of New BAC Common Stock equals or exceeds (i) $11.00 for any twenty (20) Trading Days within any thirty (30) Trading Day period (the “First Earn-Out Target”), then upon satisfaction of the First Earn-Out Target, 859,687 of the Founder Earnout Shares shall no longer be subject to forfeiture pursuant to this Section 4, and thereupon BAC shall remove the Legend from the certificate or certificates (or issue a new certificate without such Legend) or book entry representing such Founder Earnout Shares; and (ii) $12.00 for any twenty (20) Trading Days within any thirty (30) Trading Day period (the “Second Earn-Out Target” and, together with the First Earn-Out Target, the “Earn-Out Targets”), then upon satisfaction of the Second Earn-Out Target, the other 859,688 of the Founder Earn-Out Shares shall no longer be subject to forfeiture pursuant to this Section 4, and thereupon BAC shall remove the Legend from the certificate or certificates (or issue a new certificate without such Legend) or book entry representing such Founder Earnout Shares.

(d) If an Earn-Out Target is achieved on or prior to the last day of the Earn-Out Period, then following the achievement of such Earn-Out Target, Sponsor may, at its election, provide written notice to BAC informing BAC that the Earn-Out Target has been satisfied and that the Founder Earn-Out Shares subject to such Earn-Out Target are no longer subject to forfeiture.

(e) If an Earn-Out Target is not achieved on or prior to the end of the Earn-Out Period, then, within five (5) Business Days following the end of the Earn-Out Period, BAC shall provide written notice to Sponsor certifying that such Earn-Out Target has not been achieved by the end of the Earn-Out Period and that the Founder Earn-Out Shares subject to such Earn-Out Target shall be forfeited and cancelled, and Sponsor shall surrender, and shall cause the BAC Anchor Investors to surrender, to BAC for cancellation such Founder Earn-Out Shares.

(f) The Earn-Out Targets and the number of Founder Earn-Out Shares shall be equitably adjusted for any stock split, reverse stock split, division or subdivision of shares, stock dividend or distribution (including any dividend or distribution of securities convertible into shares of New BAC Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the shares of New BAC Common Stock occurring on or after the date hereof.

(g) Until and unless the Founder Earn-Out Shares are forfeited, Sponsor and the BAC Anchor Investors will have full ownership rights to the Founder Earn-Out Shares, including the right to vote such shares and to receive dividends and distributions thereon.

(h) Sponsor shall not, and shall use reasonable best efforts to cause the BAC Anchor Investors to not, Transfer any Founder Earn-Out Shares until the later of (i) the date on which the relevant Earn-Out Targets have been satisfied as described in this Section 4 and, and (ii) the date on which the Founder Earn-Out Shares are no longer subject to the transfer restrictions set forth in the Registration Rights and Lock-Up Agreement (other than in connection with Transfers permitted thereunder).

(i) Notwithstanding anything herein to the contrary, in the event of a transaction that results in a Change of Control (as defined in the BCA) in which shares of New BAC Common Stock are being converted into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the BAC Board in good faith) equal to or in excess of an Earn-Out Target that does not constitute a Change of Control, then the Founder Earn-Out Shares subject to the applicable Earn-Out Target shall no longer be subject to forfeiture effective as of immediately prior to the consummation of such transaction.

(j) After the date hereof, Sponsor shall use reasonable best efforts to cause certain stockholders of BAC to agree to subject their shares of New BAC Common Stock to forfeiture and cancellation pursuant to this Section 4 (such stockholders who agree to subject their shares of the New BAC Common Stock to forfeiture and cancellation pursuant to this Section 4, the “BAC Anchor Investors”). Any forfeiture and cancellation of New BAC Common Stock pursuant to this Section 4 (including any shares of New BAC Common Stock held by the BAC Anchor Investors) shall be made on a pro rata basis according to the total number of shares of New BAC Common Stock held by the Sponsor and such BAC Anchor Investors at Closing. BAC shall deliver to the Company fully executed agreements pursuant to which the Anchor Investors agree to the terms set forth in this Section 4 promptly upon receipt thereof by BAC. Sponsor agrees that if any such stockholder of BAC does not agree to be subject to this Section 4, then the pro rata portion of such stockholder’s shares of New BAC Common Stock that would have been subject to forfeiture and cancellation as set forth in this Section 4 will be added to the number of shares of New BAC Common Stock held by Sponsor that shall be subject to this Section 4. For the avoidance of doubt, if no such stockholders of BAC agree to be subject to this Section 4, then a total of 1,719,375 shares of New BAC Common Stock held by Sponsor shall be deemed the Founder Earn-Out Shares and shall be subject to forfeiture and cancellation pursuant to this Section 4.

(k) This Section 4 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

5. No Solicitation. Sponsor agrees to be bound by and subject to Section 7.04(b) (No Solicitation) of the BCA to the same extent as such provisions apply to BAC as if Sponsor was a party thereto.

6. Board Representation.

(a) From the Closing Date and until the date Sponsor, in the aggregate, beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) (“Beneficially Owns”) less than (i) 50% of the outstanding shares of New BAC Common Stock that are Beneficially Owned by Sponsor as of immediately following the Closing (the “Sponsor First Sunset Date”), the individuals nominated for election or appointed as directors by or at the direction of the BAC Board shall include two (2) directors designated by Sponsor (each, a “Sponsor Designee”), and (ii) 5% of the outstanding shares of New BAC Common Stock (the “Sponsor Second Sunset Date” and, together with the Sponsor First Sunset Date, the “Sponsor Sunset Dates”), the individuals nominated for election or appointed as directors by or at the direction of the BAC Board shall be one (1) Sponsor Designee only; provided, that the occurrence of any Sponsor Sunset Date shall not shorten the term of any Sponsor Designee then serving on the BAC Board.

(b) Prior to the occurrence of the Sponsor Second Sunset Date, the size of the BAC Board shall not be increased or decreased without the affirmative vote of the Sponsor Designees.

(c) From the date of this Agreement until the Sponsor Second Sunset Date, BAC shall include the Sponsor Designees in the slate of nominees recommended by the BAC Board for election as directors at each applicable annual or special meeting of the stockholders of BAC, including at every adjournment or postponement thereof, at which directors are to be elected.

(d) The Sponsor Designees may resign at any time upon written notice to the BAC Board.

(e) Sponsor shall have the exclusive right to designate the directors for election to the BAC Board to fill any vacancies created by reason of the death, removal or resignation of a Sponsor Designee, and BAC shall take all reasonably necessary action to cause any such vacancies to be filled by a replacement Sponsor Designee as promptly as reasonably practicable.

(f) BAC agrees not to take, directly or indirectly, any actions (including removing directors in a manner inconsistent with this Agreement) that would knowingly frustrate, obstruct or otherwise affect the provisions of this Section 6 and the intention of the parties hereto with respect to the composition of the BAC Board as herein stated. BAC shall recommend that the BAC stockholders vote in favor of each Sponsor Designee.

(g) BAC shall (i) purchase and maintain in effect at all times directors’ liability insurance in an amount and pursuant to terms determined by the BAC Board to be reasonable and customary, (ii) for so long as any Sponsor Designee nominated pursuant to this Agreement serves as a director on the BAC Board, maintain such coverage with respect to such Sponsor Designee, and (iii) cause the organizational documents of BAC to at all times provide for the indemnification, exculpation and advancement of expenses of all directors of BAC to the fullest extent permitted under applicable Law.

(h) BAC shall pay all reasonable out-of-pocket expenses incurred by the Sponsor Designees in connection with the performance of his or her duties as a director and in connection with his or her attendance at any meeting of the BAC Board. BAC shall enter into customary indemnification agreements with each Sponsor Designee from time to time.

7. Representations and Warranties. Sponsor represents and warrants to BAC and the Company as follows:

(a) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States Law applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Shares, BAC Warrants or BAC Private Placement Warrant (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Agreements), or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s governing documents.

(b) As of the date of this Agreement, Sponsor owns exclusively and has good and valid title to the Shares, BAC Warrants and BAC Private Placement Warrant, free and clear of any security interest, Lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws and (iii) the BAC Organizational Documents. As of the date of this Agreement, Sponsor has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver the Shares, BAC Warrants or BAC Private Placement Warrant, as applicable. Sponsor does not own, directly or indirectly, any other shares of BAC Common Stock.

(c) Sponsor (i) is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has the power, authority and capacity to execute, deliver and perform this Agreement. This Agreement has been duly authorized, executed and delivered by Sponsor and constitutes a valid and binding agreement of the Sponsor, enforceable against the Sponsor in accordance with its terms, subject to the Remedies Exceptions.

(d) As of the date of this Agreement, there are no Actions pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor, that in any manner, questions the beneficial or record ownership of the Shares, BAC Warrants or BAC Private Placement Warrant, as applicable, or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Sponsor Agreement.

(e) Other than as provided in the BCA, no investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which BAC, the Company or any of their subsidiaries is or could be liable in connection with the BCA or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by or on behalf of the Sponsor.

(f) The Sponsor understands and acknowledges that each of BAC and the Company is entering into the BCA in reliance upon the Sponsor’s execution and delivery of this Sponsor Agreement.

8. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the parties under this Agreement (other than Section 4 and Section 6) shall automatically terminate upon the earliest of (a) the Effective Time, (b) the termination of the BCA in accordance with its terms, and (c) the effective date of a written agreement of the parties hereto terminating this Agreement. Any obligations of the parties under Section 4 of this Agreement shall automatically terminate upon the earlier of (i) the day after the last day of the Earn-Out Period and (ii) the termination of the BCA in accordance with its terms. Any obligations of the parties under Section 6 of this Agreement shall automatically terminate upon the earlier of (i) the day after the last day of the Sponsor Second Sunset Date and (ii) the termination of the BCA in accordance with its terms. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 8 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

9. Miscellaneous.

(a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) electronically by e-mail or physically by registered or certified mail (postage prepaid, return receipt requested) or delivery in person to the respective parties at the following addresses and e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 9(a)):

If to BAC prior to or on the Closing Date, or to Sponsor, to:

Berenson Acquisition Corp. I

Berenson SPAC Holdings I, LLC

667 Madison Avenue, 18th Floor

New York, NY 10065

Attention: Amir Hegazy

Email: ahegazy@berensonco.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, NY 10017

Attention: Alan Annex; Yuta Delarck; Adam Namoury

Email: alan.annex@gtlaw.com; delarcky@gtlaw.com; adam.namoury@gtlaw.com

If to the Company, to:

Custom Health, Inc.

1631 Dickson Ave, Suite 900

Kelowna, BC V1Y 0B5, Canada

Attention: Shane Bishop

Email: shane.bishop@customhealth.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105

Attention: John Maselli

Email: john.maselli@us.dlapiper.com

(b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c) This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(d) This Agreement and any other Ancillary Agreement to which the Sponsor is a party constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any waiver of any obligation hereunder shall be valid only if set forth in a written instrument executed and delivered by such party.

(g) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(h) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(i) This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(k) This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by BAC, Merger Sub and the Company.

(l) Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 9(l).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BERENSON SPAC HOLDINGS I, LLC

By:	/s/ Mohammed Ansari
Name: Mohammed Ansari
Title: Authorized Signatory

[Signature page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BERENSON ACQUISITION CORP. I.

By:	/s/ Amir Hegazy
Name: Amir Hegazy
Title: Chief Financial Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CUSTOM HEALTH, INC.

By:	/s/ Shane Bishop
Name: Shane Bishop
Title: Chief Executive Officer